Exhibit 99.1

November 3, 2021

Fellow Shareholders,

In the third quarter, ARPU surpassed the milestone of $40 (trailing 12-month basis) and grew nearly 50% year-over-year. As the global shift to TV streaming continues, our performance demonstrates the strength of our business fundamentals and the momentum of our platform monetization. We are making significant progress with traditional TV advertisers, while also expanding our total addressable market to digital-first advertisers. Despite the ongoing headwinds created by the global supply chain disruptions, Roku remains well positioned as a result of our scale, brand, technology, and relentless focus on the TV streaming experience.

Key Results

•	Total net revenue grew 51% year-over-year (YoY) to $680 million
•	Platform revenue increased 82% YoY to $583 million
•	Gross profit was up 69% YoY to $364 million
•	Active Accounts reached 56.4 million, a net increase of 1.3 million active accounts from Q2 2021
•	Streaming hours were 18.0 billion hours, an increase of 0.7 billion hours from Q2 2021
•	Average Revenue Per User (ARPU) grew to $40.10 (trailing 12-month basis), up 49% YoY
•	The Roku Channel was a top 5 channel on the platform by active account reach

Key Operating Metrics	Q3 20	Q4 20	Q1 21	Q2 21	Q3 21	YoY %
Active Accounts (millions)	46.0	51.2	53.6	55.1	56.4	23%
Streaming Hours (billions)*	14.8	17.0	18.3	17.4	18.0	21%
ARPU ($)	$27.00	$28.76	$32.14	$36.46	$40.10	49%

Summary Financials ($ in millions)	Q3 20	Q4 20	Q1 21	Q2 21	Q3 21	YoY %
Platform revenue	$319.2	$471.2	$466.5	$532.3	$582.5	82%
Player revenue	132.4	178.7	107.7	112.8	97.4	-26%
Total net revenue	451.7	649.9	574.2	645.1	680.0	51%
Platform gross profit	194.7	300.8	311.9	345.0	378.5	94%
Player gross profit (loss)	20.2	4.6	14.8	(6.7)	(14.6)	-172%
Total gross profit	214.8	305.5	326.8	338.3	363.9	69%
Platform gross margin %	61.0%	63.8%	66.9%	64.8%	65.0%	400	bps
Player gross margin %	15.2%	2.6%	13.8%	-5.9%	-15.0%	-3020	bps
Total gross margin %	47.6%	47.0%	56.9%	52.4%	53.5%	600	bps
Research and development	88.4	94.7	101.6	113.3	120.3	36%
Sales and marketing	71.0	96.1	88.9	93.7	109.7	55%
General and administrative	43.5	49.5	60.5	62.2	65.1	50%
Total operating expenses	202.9	240.3	251.0	269.2	295.1	45%
Income from operations	12.0	65.2	75.8	69.1	68.8	475%
Adjusted EBITDA [1]	56.2	113.5	125.9	122.4	130.1	132%
Adjusted EBITDA margin %	12.4%	17.5%	21.9%	19.0%	19.1%	670	bps

Outlook ($ in millions)	Q4 2021E
Total net revenue	$885 - $900
Total gross profit	$380 - $390
Net income (loss)	$(5) - $5
Adjusted EBITDA [2]	$65 - $75

[1] Refer to the reconciliation of net income to adjusted EBITDA in the non-GAAP information in an appendix to this letter.

[2] Q4 2021E reconciling items between net income (loss) and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $57 million, depreciation and amortization and other net adjustments of approximately $13 million.

___________________________

* Reported streaming hours data reflects previously disclosed adjustments to our streaming hours calculations for periods prior to Q4 2020.

Roku Q3 2021 Shareholder Letter	1

Account Growth

We grew active accounts by 1.3 million, ending the third quarter with 56.4 million, which was driven by sales of our streaming players and Roku TV™ models. We believe that the slowdown in active account growth rate this quarter was, in large part, attributable to global supply chain disruptions that have impacted the U.S. TV market. Specifically, overall U.S. TV sales in Q3 fell below pre-COVID 2019 levels. Some of our Roku TV OEM partners were hit particularly hard with inventory challenges, which negatively impacted their unit sales figures and market share in Q3.

While Roku player unit sales were down year-over-year in Q3 2021 (following the extraordinary demand spike we saw in Q3 2020), unit sales were above pre-COVID Q3 2019 levels. Our player unit costs were impacted by the supply chain disruptions. However, we chose to insulate our consumers from these increased costs to prioritize account growth, resulting in Player gross margin decreasing to -15%. We view this Player gross margin erosion as temporary, and we continue to take action to maximize our manufacturing flexibility, including active sourcing strategies and adapting our software and re-designing for more readily available chips and components.

Roku’s streaming hours in Q3 totaled 18.0 billion, a 21% increase year-over-year. Streaming hours per active account per day were 3.5 hours, consistent with Q2 2021 and slightly higher than Q3 2019. According to Nielsen, we continue to outperform the viewing hour growth rates of both traditional TV and other TV streaming platforms.

Product Launches

We continue to enhance the appeal of our devices with hardware innovation and in Q3 we launched the all-new Roku® Streaming Stick® 4K and the Roku Streaming Stick 4K+, which includes the Roku Voice Remote Pro, Dolby Vision® and HDR10+. The Roku Streaming Stick 4K and 4K+ received Editor’s Choice awards from four different media outlets including Tom’s Guide, TechHive, Reviewed.com and Android Authority, while earlier this year, the Roku Express 4K+ maintained our 12-year CNET Editors’ Choice award streak. In October, we launched a new brand campaign which supports these new products as we enter the holiday season.

We also announced Roku OS 10.5, our updated operating system that powers our streaming devices and our partners’ Roku TV models. Roku OS 10.5 delivers multiple new features, including one-click access to The Roku Channel’s Live TV guide directly from the home screen, an expanded number of channels that support voice commands, new surround sound configurations, private listening made even better for wireless headphones, and new “Save List” capabilities in the Roku mobile app.

We continue to expand internationally, recently launching streaming players and the Roku platform in Germany, now with more than 2,000 channels including apps from top local and global partners. We announced a brand-new lineup of SEMP TCL Roku TV models for Brazil and will bring TCL Roku TV models to the country this year. Building on this momentum, we will expand our TV footprint in Latin America to Chile and Peru with Roku TV models later this year.

Roku Q3 2021 Shareholder Letter	2

Platform Monetization

In Q3 — even with tough year-over-year comparisons — we grew Platform revenue 82% year-over-year to $583 million, reflecting significant contributions from both content distribution and advertising activities. Despite some macro challenges that impacted advertising partners in certain industries, ARPU surpassed the milestone of $40 (trailing 12-month basis), an increase of nearly 50% year-over-year.

Content Distribution

Content publishers, large and small, are using the tools and reach provided by the Roku platform to build and retain streaming audiences, and as a result, Media & Entertainment promotional spending continued to grow significantly faster than the overall platform. For example, the weekend after the release of “PAW Patrol: The Movie”, Paramount+ wanted to drive extra buzz to sustain momentum and engage new audiences. Paramount+ took over the home screen with a custom campaign that helped make the movie one of the service’s most-watched originals. Additionally, as more publishers launch their own channels, the distribution of U.S. streaming hours on our platform has shifted: in Q3, channels outside the top ten increased their share of total streaming hours by nearly five percentage points.

Roku | Home
12:40 pm | Options
Paramount Plus
1 of 47 Channels
Paramount+
NETFLIX
Disney+
Roku Channel
SHOWTIME
hulu
tv+
peacock
discovery+
PAW PATROL THE MOVIE
FAMILY FUN ON Paramount+
WATCH NOW
©2021 Par. Pics
TCL
Roku TV

The custom theme by Paramount+ to promote the release of “PAW Patrol: The Movie”

The Roku Channel Growth

With The Roku Channel, we have a flywheel of content that grows engagement, which accelerates advertising revenue, which then enables more investment in content.  In Q3, The Roku Channel grew in both reach and engagement: it was a

Roku Q3 2021 Shareholder Letter	3

top five channel on the platform by active account reach, and streaming hours more than doubled year-over-year. This growth was fueled in part by the continued expansion of our content strategy, including:

•Licensed content from more than 200 content partners
•Added 17 linear channels, expanding our linear lineup to more than 200 channels
•Grew our popular Kids & Family programming content
•Announced our first Roku Original feature-length film, ‘Zoey’s Extraordinary Christmas'
•Premiered 23 new Roku Original titles

We acquired This Old House in March, and it is a good demonstration of The Roku Channel flywheel. By combining our first-party viewer insights with our recommendation capabilities, we grew streaming hours of This Old House on The Roku Channel by nearly 50% since our acquisition. With significantly increased engagement and subsequent advertising revenue to reinvest, we added 13 new episodes to the upcoming seasons of both This Old House and Ask This Old House and launched two new This Old House streaming channels.

With The Roku Channel, we are able to provide advertisers with creative new ways to go beyond the traditional 30-second ad spot and reach consumers who spend time primarily in ad-free, subscription environments. “Roku Recommends” is a 15-minute weekly entertainment program that recommends films and TV shows to viewers. “Roku Recommends” has been sponsored by brands such as Walmart, and the show has been a top-10 video-on-demand television series on The Roku Channel since its debut in June.

Ad Business Strength

Since day one, we’ve been building Roku not just for TV streaming but also for TV streaming advertising. Roku is a primary beneficiary as advertisers follow viewers who are moving to TV streaming from traditional pay TV. According to Nielsen, in Q3 ratings for adults 18-49 on traditional TV fell 19% year-over-year, creating supply shortages and increasing ad prices. As a result, the top 10 cable TV advertisers doubled spend on the Roku platform year-over-year. Total monetized video ad impressions nearly doubled year-over-year, driven by strong client acquisition and retention.

Building on this success with traditional TV advertisers, we are also expanding our total addressable market (TAM) to direct-to-consumer and small/medium businesses (SMBs) that currently spend primarily on digital and social media platforms. Our scale and first-party data are differentiators with these advertisers. OneView®, our ad buying platform built for TV streaming, enables cross-screen targeting, measurement, and optimization of campaigns on TV streaming, desktop, and mobile. For example, Lovevery, a DTC brand, used OneView to reach potential purchasers of products for infants and toddlers. The cross-screen campaign drove a 72% lift in website visits, 105% lift in subscriptions, and 170% lift in purchases. Spending by smaller advertisers (those outside the Ad Age top 200) continued to significantly outpace the overall growth in spending on Roku, and once again TV streaming impressions delivered through OneView more than doubled year-over-year in Q3.

We are also building new advertiser products for SMBs to access the OneView platform. In Q3, we announced a new tool that will allow Shopify merchants to easily build, buy, and measure TV streaming advertising campaigns on the Roku platform. Interest in the capability has been strong, with our beta partnership goals filled in just one day.

Roku Q3 2021 Shareholder Letter	4

Outlook

Looking ahead, our business fundamentals remain strong but we are mindful that the challenges created by the global supply chain disruptions will likely continue into 2022.  These headwinds may have a broad impact on the holiday season in terms of consumer confidence, product pricing and availability, and advertising spend levels.

While the pandemic has had different impacts on different parts of our business, the secular shift to streaming remains intact. Our Q4 outlook is for strong growth with total net revenue of $893 million at the midpoint (up 37% year-over-year), and total gross profit of $385 million at the midpoint (up 26% year-over-year).

We continue to see a large opportunity ahead of us and are investing in headcount, product development, and sales & marketing to drive future growth. We anticipate these investments will increase operating expenses on a sequential basis and as a result, we expect Q4 adjusted EBITDA to be $70 million at the midpoint in Q4.

Conclusion

Roku was founded based on the belief that all TV and all TV advertising will be streamed. The global shift to TV streaming remains intact. Our platform monetization was strong, even with the outperformance in the prior Q3, and we further expanded our advertising TAM with digital marketers and SMBs. We have a relentless focus on building the best TV streaming platform that benefits audiences, content publishers, and advertisers, and we remain well positioned for the long term.

Thank you for your support and Happy Streaming™!

Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q3 2021 Shareholder Letter	5

The Company will host a webcast of its conference call to discuss Q3 2021 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on November 3, 2021. Participants may access the live webcast in listen-only mode on the Roku investor relations website at roku.com/investor. An archived webcast of the conference call will also be available at roku.com/investor after the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV™ models are available in the U.S. and in select countries through licensing arrangements with TV brands. Roku is headquartered in San Jose, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kim Sampson ksampson@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related to the continuing shift of audiences, content, and advertisers to TV streaming; the benefits of our technology and platform to our long-term growth; the resolution of global supply chain disruptions, tight component supply conditions and shipping constraints; actions taken to maximize manufacturing flexibility to minimize player cost and gross margin erosion; our user experience; our ability to innovate, build and launch new products and services; our international expansion, including Roku TV models into Chile and Peru; the performance, growth and monetization of, and content available on, The Roku Channel; advertisers moving their budgets to streaming;  the expansion of our TAM to direct-to-consumer and SMBs that primarily advertise on digital and social media platforms; the benefits and features of the OneView platform;  our competitive advantages; the impact of the COVID-19 pandemic and varying rates of recovery around the world on our business and the industries we operate in; our financial outlook for the fourth quarter and full year 2021; our investments; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All information provided in this shareholder letter and in the attached tables is as of November 3, 2021, and we undertake no duty to update this information unless required by law.

Roku Q3 2021 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Revenue:
Platform	$582,514	$319,231	$1,581,343	$796,565
Player	97,439	132,432	317,912	331,937
Total net revenue	679,953	451,663	1,899,255	1,128,502
Cost of Revenue:
Platform (1)	203,989	124,568	545,907	332,828
Player (1)	112,045	112,271	324,392	292,913
Total cost of revenue	316,034	236,839	870,299	625,741
Gross Profit (Loss):
Platform	378,525	194,663	1,035,436	463,737
Player	(14,606)	20,161	(6,480)	39,024
Total gross profit	363,919	214,824	1,028,956	502,761
Operating Expenses:
Research and development (1)	120,307	88,388	335,164	261,053
Sales and marketing (1)	109,700	70,956	292,251	203,368
General and administrative (1)	65,066	43,510	187,805	123,744
Total operating expenses	295,073	202,854	815,220	588,165
Income (Loss) from Operations	68,846	11,970	213,736	(85,404)
Other Income (Expense), Net:
Interest expense	(743)	(773)	(2,231)	(2,670)
Other income (expense), net	500	1,202	2,461	3,020
Total other income (expense), net	(243)	429	230	350
Income (Loss) Before Income Taxes	68,603	12,399	213,966	(85,054)
Income tax benefit	(332)	(548)	(4,732)	(241)
Net Income (Loss)	$68,935	$12,947	$218,698	$(84,813)

Net income (loss) per share — basic	$0.52	$0.10	$1.66	$(0.69)
Net income (loss) per share — diluted	$0.48	$0.09	$1.54	$(0.69)

Weighted-average common shares outstanding — basic	133,685	125,687	132,036	122,837
Weighted-average common shares outstanding — diluted	142,286	136,669	141,593	122,837

(1) Stock-based compensation was allocated as follows:
Cost of platform revenue	$199	$206	$564	$649
Cost of player revenue	618	362	1,348	1,010
Research and development	20,893	14,873	56,024	41,476
Sales and marketing	16,591	11,572	44,229	31,244
General and administrative	12,095	7,894	31,314	20,969
Total stock-based compensation	$50,396	$34,907	$133,479	$95,348

Roku Q3 2021 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value data)

(unaudited)

	As of
	September 30, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$2,179,745	$1,092,815
Accounts receivable, net of allowances of $25,631 and $41,236 as of	595,911	523,852
September 30, 2021 and December 31, 2020, respectively
Inventories	75,945	53,895
Prepaid expenses and other current assets	110,180	27,078
Total current assets	2,961,781	1,697,640
Property and equipment, net	170,606	155,197
Operating lease right-of-use assets	346,691	266,197
Intangible assets, net	92,534	62,181
Goodwill	146,784	73,058
Other non-current assets	193,907	16,269
Total Assets	$3,912,303	$2,270,542
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$131,818	$112,314
Accrued liabilities	482,057	347,668
Current portion of long-term debt	8,630	4,874
Deferred revenue, current portion	45,559	55,465
Total current liabilities	668,064	520,321
Long-term debt, non-current portion	82,457	89,868
Deferred revenue, non-current portion	23,420	21,283
Operating lease liability, non-current portion	394,515	307,936
Other long-term liabilities	60,216	3,119
Total Liabilities	1,228,672	942,527
Stockholders’ Equity:
Common stock, $0.0001 par value	13	13
Additional paid-in capital	2,797,297	1,660,379
Accumulated other comprehensive income	29	29
Accumulated deficit	(113,708)	(332,406)
Total Stockholders’ Equity	2,683,631	1,328,015
Total Liabilities and Stockholders’ Equity	$3,912,303	$2,270,542

Roku Q3 2021 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Nine Months Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income (loss)	$218,698	$(84,813)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,304	26,567
Stock-based compensation expense	133,479	95,348
Amortization of right-of-use assets	21,588	22,422
Amortization of content assets	56,580	17,131
Provision for (recoveries of) doubtful accounts	(1,480)	3,097
Other items, net	(298)	345
Changes in operating assets and liabilities:
Accounts receivable	(64,710)	(62,767)
Inventories	(22,050)	(12,895)
Prepaid expenses and other current assets	(63,402)	(3,595)
Other non-current assets	(78,549)	842
Accounts payable	15,139	15,996
Accrued liabilities	34,204	55,279
Operating lease liabilities	(14,465)	18,116
Other long-term liabilities	201	(833)
Deferred revenue	(12,731)	10,907
Net cash provided by operating activities	253,508	101,147
Cash flows from investing activities:
Purchases of property and equipment	(28,020)	(76,012)
Acquisitions of businesses, net of cash acquired	(136,778)	—
Proceeds from escrows associated with acquisition	—	1,058
Net cash used in investing activities	(164,798)	(74,954)
Cash flows from financing activities:
Proceeds from equity issued under at-the-market offerings, net of issuance costs	989,615	497,242
Proceeds from borrowings, net of issuance costs	—	69,325
Repayments of borrowings	(3,750)	(73,075)
Proceeds from equity issued under incentive plans	13,433	11,206
Net cash provided by financing activities	999,298	504,698
Net increase in cash, cash equivalents and restricted cash	1,088,008	530,891
Cash, cash equivalents and restricted cash —beginning of period	1,093,249	517,333
Cash, cash equivalents and restricted cash —end of period	$2,181,257	$1,048,224
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	2,179,745	1,047,478
Restricted cash, current	—	746
Restricted cash, non-current	1,512	—
Cash, cash equivalents and restricted cash —end of period	$2,181,257	$1,048,224

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,932	$2,798
Cash paid for income taxes	$956	$624
Supplemental disclosures of noncash investing and financing activities:
Non-cash consideration for business combination	$15,200	$—
Services to be received as part of a business combination	$6,300	$—
Unpaid portion of property and equipment purchases	$3,310	$4,966
Unpaid portion of acquisition-related expenses	$43	$—
Unpaid portion of at-the-market issuance costs	$—	$11

Roku Q3 2021 Shareholder Letter	9

NON-GAAP INFORMATION (in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$68,935	$12,947	$218,698	$(84,813)
Other income (expense), net	243	(429)	(230)	(350)
Stock-based compensation	50,396	34,907	133,479	95,348
Depreciation and amortization	10,892	9,319	31,304	26,567
Income tax benefit	(332)	(548)	(4,732)	(241)
Adjusted EBITDA	$130,134	$56,196	$378,519	$36,511

Quarterly streaming hours published vs. revised streaming hours (billions) 0b 2b 4b 6b 8b 10b 12b 14b 2017 q1 2017 q2 2017 q3 2017 q4 2018 q1 2018 q2 2018 q3 2018 q4 2019 q1 2019 q2 2019 q3 2019 q4 2020 q1 published streaming hours revised streaming hours

Roku Q3 2021 Shareholder Letter	10